Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports (1) dated February 6, 2007 with respect to the consolidated financial statements of Thrivent Financial for Lutherans and (2) dated April 13, 2007, with respect to the financial statements of Thrivent Variable Insurance Account A in Post-Effective Amendment No.7 to the Registration Statement on Form N-6 and related Prospectus of Thrivent Variable Insurance Account A.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
April 13, 2007